CUSIP No. 500434303

SCHEDULE 13D

Exhibit 3

Joint Filing Agreement
Pursuant to Rule 13d-1(k)

     The undersigned persons (the “Reporting Persons”) hereby agree that a joint statement on this Schedule 13D, and any amendments thereto, be filed on their behalf by ING Groep N.V.

     Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: March 11, 2005.

ING GROEP N.V.

By:	/s/ Cornelis Blokbergen Name: Cornelis Blokbergen
Title: Head Legal Department

By:	/s/ Henricus J. Bruisten Name: Henricus J. Bruisten
Title: Assistant General Counsel

ING CAPITAL LLC

By:	/s/ Henricus J. Bruisten Name: Henricus J. Bruisten
Title: Attorney-in-fact